Exhibit C

DIRECTORS AND EXECUTIVE OFFICERS OF ADVANCE PUBLICATIONS INC.

Set forth below is a list of each director and executive officer of Advance Publications, Inc. (“API”) setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Unless otherwise indicated, each individual is a United States citizen.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
Directors and Officers
Victor F. Ganzi 126 East 56th Street New York, NY 10022	(non-executive) Chairman, PGA Tours Inc.

Peter C. Gould 2 East End Avenue New York, NY 10075	Retired Attorney

Samuel I. Newhouse, III c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of API

Michael A. Newhouse c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of API

Steven O. Newhouse c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of API

Thomas S. Summer c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Chief Financial Officer of API